Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-248974 and 333-229624) and Form S-8 (File Nos. 333-256079, 333-229625, 333-196067 and 333-169742) of S&W Seed Company of our report dated September 27, 2021 relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Crowe LLP

Sacramento, California

September 27, 2021